Exhibit 4.8.7

MORTGAGEE’S CONSENT

To induce Wells Fargo Bank, National Association (“Wells Fargo”), to extend credit and other financial accommodations to or for the benefit of MGP Ingredients, Inc., a Kansas corporation (“Company”), secured by Company’s accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, general intangibles, instruments, inventory, investment property, letter-of-credit rights, letters of credit, money and any other personal property (collectively, the “Collateral”), and for other good and valuable consideration, Cloud L. Cray, Jr. Trust, under an agreement dated October 25, 2983, (“Mortgagee”), hereby certifies and agrees for the benefit of the Wells Fargo as follows:

1.             Premises; Mortgage. Mortgagee holds a mortgage lien on certain premises (the “Premises”) located in Atchison County, Kansas and described in Exhibit A attached hereto, pursuant to a mortgage (the “Mortgage”), a true, correct and complete copy of which is attached hereto as Exhibit B. The Mortgage is in full force and effect and Company is not in default of any provision of the Mortgage.

2.             Subordination. Mortgagee’s interest in the Collateral is subject to a Subordination Agreement dated July 16, 2009 between Wells Fargo and Mortgagee.

3.             Notices to Wells Fargo. Mortgagee shall promptly notify Wells Fargo as provided herein of each of the following events:

(a)           any notice which Mortgagee may give to Company regarding any breach of the Mortgage, or any termination of Company’s rights to use, lease or possess the Premises;

(b)           any legal action which Mortgagee may commence to foreclose Company’s interests in the Premises or to appoint a receiver for the Premises;

(c)           any agreement or proposal for Company to voluntarily convey to Mortgagee title to all or any portion of the Premises; and

(d)           Mortgagee, or any receiver or agent on its behalf, acquires possession of the Premises through foreclosure, voluntary conveyance by Company, court order or otherwise.

All notices to Wells Fargo shall be deemed given when received by Wells Fargo at:

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Wells Fargo Bank, National Association
MAC N9312-040
109 South 7th Street, 4th Floor
Minneapolis, MN 55402
Attention: Becky A. Koehler

4.             Wells Fargo’s Right to Occupy Premises. Mortgagee hereby grants Wells Fargo the right to take and remain in possession of the Premises for purposes of holding, processing, manufacturing, selling, using, storing, liquidating, realizing upon or otherwise disposing of the Collateral, and for related and incidental purposes, for up to 105 days from and after the date on which Mortgagee, or any receiver or agent on its behalf, acquires possession of the Premises through foreclosure, voluntary conveyance, court order or otherwise. Mortgagee acknowledges that Wells Fargo shall not be liable for any diminution in value of the Premises during the period of time in which Wells Fargo has physical possession of the Premises.

5.             Miscellaneous. This Disclaimer and Consent shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. This Disclaimer and Consent may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. No failure on the part of Wells Fargo to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. This Disclaimer and Consent expresses completely, exclusively and finally all the agreements, conditions and covenants of the parties and does not need evidence (written or oral) of prior, contemporaneous or subsequent statements or representations (express or implied) to reflect the intentions of the parties. This Disclaimer and Consent may not be supplemented or modified except in writing. This Disclaimer and Consent inures to the benefit of Wells Fargo and its participants, successors, and assigns, and binds Mortgagee and its respective successors and assigns. Mortgagee will notify any successor or assign of the terms of this Disclaimer and Consent. This Disclaimer and Consent does not imply a commitment to lend and shall be binding as long as any credit facility remains outstanding, or any obligations of Company to Wells Fargo remain outstanding or are subject to being set aside, recovered, rescinded or required to be returned for any reason. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS DISCLAIMER AND CONSENT.

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IN WITNESS WHEREOF, the undersigned has caused this document to be executed by its respective officer thereunto duly authorized, as of the date first above written.

CLOUD L. CRAY, JR. TRUST
Under an agreement dated October 25,1983

By:	/s/ Cloud L. Cray, Jr., Ttee
Name: Cloud L. Cray, Jr.
Title: Trustee

This instrument was drafted by:

STATE OF KANSAS	)
)
COUNTY OF ATCHISON	)

The foregoing instrument was acknowledged before me this 15th day of July, 2009, by Cloud L. Cray, Jr., the trustee of Cloud L. Cray, Jr. Trust, a                , on behalf of said                             ..

NOTARY PUBLIC - State of Kansas	/s/ Marta L. Myers
MARTA L. MYERS
My Appt. Exp. 01/03/2010	Notary Public

(Signature page to Mortgagee’s Disclaimer and Consent)

EXHIBIT A

TO

MORTGAGEE’S DISCLAIMER AND CONSENT

The Premises referred to in the referenced instrument are located in Atchison County, Kansas, and are described as follows:

A-1

EXHIBIT B

TO

MORTGAGEE’S DISCLAIMER AND CONSENT

[COPY OF MORTGAGE]

[Reference is made to Exhibit 4.8.2 in 10-K for fiscal year ended 6/30/09]

B-1